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                                                                    EXHIBIT 10.1


                         INTERACTIVE MARKETING AGREEMENT

         This Interactive Marketing Agreement (the "Agreement"), dated as of April 13, 1999 (the "Effective Date"), is between America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and AutoConnect, L.L.C. ("Marketing Partner", or "MP"), a Delaware limited liability company, with offices at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. AOL and MP may be referred to individually as a "Party" and collectively as the "Parties."

                                  INTRODUCTION

         AOL and MP each desires to enter into an interactive marketing relationship whereby AOL will promote and distribute an interactive site referred to (and further defined) herein as the Affiliated MP Site. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement will be as defined on Exhibit B attached hereto.

                                      TERMS

1.       PROMOTION, DISTRIBUTION AND MARKETING.

         1.1. AOL PROMOTION OF AFFILIATED MP SITE. AOL will provide MP with the promotions for the Affiliated MP Site described on Exhibit A attached hereto and in Sections 1.2.1 and 1.2.2 below. Subject to MP's reasonable prior approval, AOL will have the right to fulfill its promotional commitments with respect to any of the foregoing by providing MP comparable promotional placements in appropriate alternative areas of the AOL Network. In addition, if AOL is unable to deliver any particular Promotion, AOL will work with MP to provide MP, as its sole remedy, a comparable promotional placement. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Network at any time. In the event such modifications materially and adversely affect any specific Promotion, AOL will work with MP to provide MP, as its sole remedy, a comparable promotional placement. The promotions described on Exhibit A and in Sections 1.2.1 and 1.2.2 and any comparable promotions provided herein shall be referred to as the "Promotions." In the event that AOL discontinues its Classified Auto Category, the Parties shall attempt to agree, within * (*) days of such discontinuance, upon comparable promotional placements to be provided to MP, to the extent of the promotional commitments still owed to MP under this Agreement. In the event that the Parties cannot agree on such comparable promotional placements within such * (*) day period, the parties will submit such dispute to the Management Committee (as defined in Section 6.1 hereof) for resolution. If the Management Committee cannot resolve such dispute within an additional * (*) days, MP shall have the right to terminate this Agreement upon written notice to AOL. In the event of termination of this Agreement by MP in accordance with this Section 1.1, AOL shall refund to MP the pro rata portion of the payments made pursuant to Section 4.1 hereof equal to the value of the Classifieds Final Sponsorship Shortfall as defined in Section 1.2.2 hereto, to be determined in accordance with the allocation methodology set forth in
                  Section 1.2.2 hereof.

         1.2.     IMPRESSIONS COMMITMENT.

                  1.2.1. During the Term, AOL shall deliver * Impressions (*) to MP through the Promotions described on Exhibit A (the "Promotions Impressions Commitment"). In the event there is (or


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                           will be in AOL's reasonable judgment) a shortfall in
                           the Promotions Impressions Commitment as of the end of the Initial Term (a "Final Promotions Shortfall"), AOL will provide MP, as MP's sole remedy, with one of the following three remedies: (a) continuation of Promotions until such time as the Final Promotions Shortfall has been delivered, (b) an advertising credit equal to the value of the Final Promotions Shortfall (determined by multiplying the percentage of Impressions that were not delivered by the total, guaranteed payment provided for in Section 4.1 below) to be used to purchase (subject to availability) inventory within the Levels described on Exhibit A at the CPMs specified therein for each Level, or (c) a refund of a pro rata portion of the payments made pursuant to Section 4.1 equal to the value of the Final Promotions Shortfall (determined by multiplying the percentage of Impressions that were not delivered by the total, guaranteed payment provided for in
                           Section 3.1 below). In the event of a Final
                           Promotions Shortfall, AOL shall promptly provide MP with written notice of the Final Promotions Shortfall and AOL shall determine, in its sole discretion, which of the remedies set forth in the foregoing sentence shall be provided to MP.


                           In the event that AOL selects remedy (a) or (b) set forth above, AOL shall deliver the Final Impression Shortfall to MP within six (6) months following the expiration of the Initial Term.


                           At least * (*) Impressions shall be delivered to the main screen of the vehicles department of Classifieds Plus (the "Classifieds Plus Sponsorship Impressions Commitment") and at least * Impressions (*) shall be delivered to the main screen of the Decision Guide Affiliated Site (the "DGAS Sponsorship Impressions Commitment").

                  1.2.2. In the event there is (or will be in AOL's reasonable judgment) a shortfall in the Classifieds Plus Sponsorship Impression Commitment as of the end of the Initial Term (a "Classifieds Final Sponsorship Shortfall"), AOL will provide MP, as MP's sole remedy, with one of the following two remedies: (a) AOL will continue to deliver Impressions on the main screen of the vehicle department of Classified Plus until such time as the Classifieds Final Sponsorship Shortfall has been delivered, or (b) AOL will pay MP a refund of * for each Impression to the main screen of the vehicle department of Classified Plus committed to but not delivered. In the event of a Classifieds Final Sponsorship Shortfall, AOL shall promptly provide MP with written notice of the Classifieds Final Sponsorship Shortfall and AOL shall determine, in its sole discretion, which of the remedies set forth in the foregoing sentence shall be provided to MP. In the event there is (or will be in AOL's reasonable judgment) a shortfall in the DGAS Sponsorship Impression Commitment as of the end of the Initial Term (a "DGAS Final Sponsorship Shortfall"), AOL will provide MP, as MP's sole remedy, with one of the following three remedies: (a) AOL will continue to deliver Impressions on the Decision Guide Affiliated Site until such time as the DGAS Final Sponsorship Shortfall has been delivered,
                           (b) AOL will give MP an advertising credit equal to * cents times the number of undelivered Impressions to be used to purchase (subject to availability) inventory within the Levels described on Section A of Exhibit A at the CPMs specified therein for each Level or (c) AOL will pay MP a refund of * cents for each Impression to the Decision Guide Affiliated Site committed to but not delivered. In the event of a DGAS Final Sponsorship Shortfall, AOL shall promptly provide MP with written notice of the DGAS Final Sponsorship Shortfall and AOL shall determine, in its sole discretion, which of the remedies set forth in the foregoing sentence shall be provided to MP.


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         1.3.     CONTENT OF PROMOTIONS. Promotions for MP will link only to the
                  Affiliated MP Site and will promote only the MP Products listed on Exhibit D. The specific MP Content to be contained within the Promotions (including, without limitation, advertising banners and contextual promotions)
                  (the "Promo Content") will be determined by MP, subject to AOL's technical limitations, the terms of this Agreement and AOL's then-applicable policies relating to advertising and promotions (provided that, with respect to AOL's then-applicable policies relating to advertising and promotions, MP shall not be in breach of this Agreement for violations of any such policies to the extent that MP was not aware of the applicable terms of any such then-applicable policies). MP will meet in person or by telephone with its designated AOL account services representative at least monthly to review operations and performance hereunder, including a review of the Promo Content to ensure that it is designed to maximize performance. MP will consistently update the Promo Content no less than twice per month. Except to the extent expressly described herein, the specific form, placement, duration and nature of the Promotions will be as determined by AOL in its reasonable editorial discretion (consistent with the editorial composition of the applicable screens).

         1.4. MP PROMOTION OF AFFILIATED MP SITE AND AOL. As set forth in Exhibit C, MP will promote the availability of the Affiliated MP Site through the AOL Network.

2.       AFFILIATED MP SITE AND DECISION GUIDE.

         2.1. CONTENT. MP will make available through the Affiliated MP Site the comprehensive offering of MP services and other related Content described on Exhibit D. Except as mutually agreed in writing by the Parties, the Affiliated MP Site will contain only Content that is directly related to the MP services listed on Exhibit D and will not contain any third-party products, services, programming or other Content unrelated to the MP services described on Exhibit D hereto. MP will review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated MP Site in accordance with the terms of this Agreement. MP will ensure that the Affiliated MP Site shall not in any respect promote, advertise, market or distribute the products, services or content of any other Interactive Service. AOL has provided MP a list of categories in which AOL has established exclusive or premier relationships with third parties. MP agrees that it shall secure AOL's approval before entering into any agreement to promote, advertise, market or distribute, within the Affiliated MP Site, the products or services of any entity primarily engaged in any of the listed lines of business; provided, however, that MP shall have no obligation to seek such approval before entering into any agreement with any entity in any such listed line of business if, as of the Effective Date, MP has an existing agreement to promote, advertise, market or distribute the products, services or content of any entity in such category (e.g., insurance information, Internet-based mapping services, etc.).

         2.2. CUSTOMIZATION OF THE AFFILIATED MP SITE. MP shall create, at its own cost and expense, the customized Affiliated MP Site, as well as any appropriate infrastructure additions to the Affiliated MP Site to support the projected traffic growth thereon. The Affiliated MP Site will have substantially similar look and feel as the MP Look and Feel and will be co-branded with the appropriate AOL Three System trademarks, in accordance with MP's then current co-branding format (with the general prominence and placement of such co-branding to appear substantially as displayed on Exhibit K attached hereto) (collectively, the "Affiliated Site Look and Feel"). MP reserves the right to redesign or modify the Affiliated Site Look and Feel at any time (subject to the terms of this Agreement, including without limitation regarding AOL's ownership and control of such AOL trademarks and any Content or other elements of the Affiliated Site Look and Feel supplied by AOL) and to redesign and modify the Affiliated MP Site accordingly. Upon the initial launch of the MP Affiliate Site, such customization shall include, without limitation, the following: (i) a

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                  prominent link back to the main screen of Classifieds Plus below the toolbar on such main screen (or, in the event of any redesign of such area, in a comparable location) and (ii) a link back to the area of the AOL Network from which the AOL User has come to the Affiliated MP Site, the appearance of which shall be substantially as set out in Exhibit K (it being understood and agreed by the Parties that such Exhibit is for illustrative purposes only, and that the precise design and color is subject to modifications therefrom and that such AOL designated area on such Exhibit may be branding and/or navigational links); provided, however, that AOL will work with MP to design such links and to ensure that such links are directed to the appropriate pages within the AOL Three System (including, without limitation, by providing relevant URLs to MP; and (iii) the URL of the Affiliated MP Site shall be www.autoconnect.aol.com or any such other URL as described below; provided, however, that such URL shall at all times include prominently both (x) "autoconnect" (or any successor brand of MP) and (y) "aol.com" or "csi.com" or any other relevant name, brand or initials of the AOL Three System (or any successor thereto), as determined by AOL. AOL shall work with MP and any third party traffic measurement service (e.g., Media Metrix), to facilitate MP's receiving credit for traffic to such URL as part of its overall network. MP will ensure that the Affiliated MP Site will be presented predominantly as a destination site for information on shopping for, purchasing, and owning a used car. In addition, MP shall, as promptly as practicable, replace the pre-existing "new car" button on the Affiliated MP Site with a similar button saying "new car info" (or a substantially similar message) to remain conceptually similar thereto during the Term. When MP launches a redesigned MP Interactive Site (currently anticipated for the early fall of 1999), MP shall include, in lieu of the back links described in subsections (i) and (ii), above, a navigational tool bar, for navigation within the applicable portion of the AOL Three System (to contain only navigation and branding, but not to include banner advertisements), to be created and served by AOL (the "Tool Bar"), at the top of each page of the MP Affiliate Site. AOL shall control all programming and applicable branding of such Tool Bar, and the size and general appearance of such Tool Bar is to be substantially in the form as shown on Exhibit J attached hereto (it being understood and agreed by the Parties that such Exhibit is for illustrative purposes only, and that the precise design and color is subject to modifications therefrom). MP shall use commercially reasonable efforts to achieve launch of the re-designed Affiliated MP Site on or before September 1, 1999, and shall in any event launch the re-designed Affiliated MP Site on or before October 15, 1999.

         2.3. PRODUCTION WORK. Except as agreed to in writing by the Parties pursuant to the "Production Work" section of the Standard Online Commerce Terms & Conditions attached hereto as Exhibit F, MP will be responsible for all production work associated with the Affiliated MP Site, including all related costs and expenses, (except that, if and to the extent AOL supplies and serves any advertisements to the Affiliated MP Site, AOL shall pay any costs or expenses directly associated with serving such advertisements to the Affiliated MP Site, and that AOL shall pay the relevant programming expenses for the Tool Bar and, if the Tool Bar is served by AOL, AOL will then pay any costs or expenses directly associated with serving the Tool
                  Bar).

         2.4. TECHNOLOGY. MP will take all reasonable steps necessary to conform its promotion of Products through the Affiliated MP Site to the then-existing technologies identified by AOL which are optimized for the AOL Service. AOL will be entitled to require reasonable changes to the Content (including, without limitation, the features or functionality) of the Affiliated MP Site to the extent such Content will, in AOL's good faith judgment, adversely affect any operational aspect of the AOL Network. AOL reserves the right to review and test the Affiliated MP Site from time to time to determine whether the site is compatible with AOL's then-available client and host software and the AOL Network.


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         2.5.     PRODUCT OFFERING. MP will ensure that the Affiliated MP Site includes all of the Products and other Content (including, without limitation, any features, offers, contests, functionality or technology) that are then made available by or on behalf of MP through any Additional MP Channel; provided, however, that (i) such inclusion will not be required where it is commercially or technically impractical to either Party (i.e., inclusion would cause either Party to incur substantial incremental costs), (ii) such inclusion will not be required where it would be a violation of MP's obligation under Section 2.1 or Section 2.10 of this Agreement; and (iii) the specific changes in scope, nature and/or offerings required by such inclusion will be subject to AOL's review and approval (which shall not be unreasonably withheld) and the terms of this Agreement.

         2.6. EXCLUSIVE OFFERS/MEMBER BENEFITS. MP shall promote through the Affiliated MP Site at least once per quarter a special offer exclusively available to AOL Users (the "AOL Exclusive Offers"). The AOL Exclusive Offers shall provide a member benefit to AOL Users, either by virtue of a meaningful price discount, product enhancement, unique service benefit or other special feature (e.g., offering of free T-shirts, baseball caps, used cars, etc). MP will provide AOL with reasonable prior notice of AOL Exclusive Offers so that AOL can market the availability of such AOL Exclusive Offers in the manner AOL deems appropriate in its editorial discretion.

         2.7. OPERATING STANDARDS. MP will ensure that the Affiliated MP Site complies at all times with the standards set forth in Exhibit E. To the extent site standards are not established in Exhibit E with respect to any aspect or portion of the Affiliated MP Site (or the Products or other Content contained therein), MP will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness that meets or exceeds prevailing standards in the online industry for providers of the services set forth on Exhibit D. In the event MP fails to comply (1) with its obligation under Section 2.1 of this Agreement to ensure that the Affiliated MP Site will not promote, advertise, market or distribute the products services or content of any other Interactive Service or (2) with the provisions of Exhibit E (except for Sections 1 and 4), or (3) with any other material terms of AOL's Terms of Service, Privacy Policy, or technical requirements herein, which failure, by its nature, requires immediate action by AOL (e.g., offensive content on the Affiliated MP Site, significant technical problems or incompatibilities of the Affiliated MP Site or the Promo Content with the AOL Network, or other situations causing a significant and material adverse effect on the AOL Service or other AOL products or creating a material poor user experience), in the good faith judgement of AOL, then, in any such case, AOL will have the right (in addition to any other remedies available to AOL hereunder) to decrease the applicable promotion (i.e., remove links to such offending areas only, to the extent possible, in a manner narrowly tailored to address the particular problem, to the extent possible) it provides to MP hereunder (and to decrease or cease any other contractual obligation hereunder) until such time as MP corrects its non-compliance (and in such event, AOL will be relieved of the proportionate amount of any promotional commitment made to MP by AOL hereunder corresponding to such decrease in promotion) and any revenue threshold(s) set forth in Section 4 will each be adjusted proportionately to correspond to such decrease in promotion and other obligations during the period of non-compliance; provided that AOL shall use best efforts to notify MP of such non-compliance promptly upon becoming aware of such non-compliance and AOL shall make good faith efforts to attempt to deliver such notice to MP prior to or contemporaneously with any action by AOL authorized by this sentence. In addition, AOL agrees to make good faith efforts to work with MP to resolve such non-compliance as quickly as possible. Promptly after MP has corrected such non-compliance, AOL shall resume the level of promotions (or other contractual obligation if applicable) in effect prior to such non-compliance.


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         2.8.     ADVERTISING SALES. For the first six (6) months following the
                  Effective Date (the "Ad Rep Exclusivity Period"), AOL shall have the exclusive right (the "AOL Exclusive Right") to sell promotions, advertisements, links, pointers, or similar services or rights (i) on or through the Decision Guide Affiliated Site (collectively the "DGAS Advertisements") and
                  (ii) in any areas of the Affiliated MP Site as mutually agreed upon by the Parties (the "AMPS Advertisements") . AOL shall retain all revenues from the DGAS Advertisements and the AMPS Advertisements during the Ad Rep Exclusivity Period; provided, however, that AOL shall pay MP an amount equal to * (*) cents per Impression with respect to DGAS Advertisements or AMPS Advertisements sold on the Decision Guide Affiliated Site or the Affiliated MP Site during such period, as the case may be. Upon the expiration of the Ad Rep Exclusivity Period, MP shall have the right to terminate the AOL Exclusive Right. Upon the expiration or termination of the Ad Rep Exclusivity Period, the right to sell the DGAS Advertisements and AMPS Advertisements shall revert to MP, which, subject to Section 4.3, shall be entitled to retain all revenue from the sale of such advertisements.

         2.9 TRAFFIC FLOW. MP will make the same efforts to ensure that traffic is kept within the Affiliated MP Site that MP makes to ensure that traffic is kept within the MP Interactive Site. Without limiting the generality of the foregoing, the Affiliated MP Site will include the customizations described in Section 2.2, above.

         2.10. NEW CARS. The Affiliated MP Site may contain only general information regarding new cars (e.g., model specifications, reviews), but may not contain any specific mechanism to effect the purchase of a new car. Specifically, MP will ensure that the Affiliated MP Site does not contain (i) offers to sell new cars (on behalf of MP or any third party), (ii) any mechanism through which a user can make an offer to purchase a new car(s), provided, however, that the foregoing restriction shall not prevent MP from running banner advertisements for new car manufacturers, provided, further, that such banner advertisements shall not be targeted solely to AOL Users, nor be permanent links on any page (nor the functional equivalent thereof) to predominately new car related areas (either of car manufacturers or dealers), (iii) links or pointers to any interactive area which offers solely new cars for sale, or
                  (iv) contact information of any type (e.g., addresses, phone numbers, links to web sites) for any entity which sells solely new cars.

         2.11. USED CAR DECISION GUIDE AFFILIATED SITE GUIDELINES. The Decision Guide Affiliated Site pointed to from each of the AOL Service, AOL.com, and CompuServe shall contain branding for both the relevant AOL property and MP and shall be designed to assist AOL Users solely in the purchase of used cars. The branding treatment given to each party's brand shall be substantially in the form shown in the screenshot attached hereto as Exhibit H (it being understood and agreed by the Parties that such Exhibit is for illustrative purposes only, and that the precise design and color is subject to modifications therefrom and that such AOL designated area on such Exhibit may be branding and/or navigational links). Upon AOL's request, and subject to any limitations on MP's rights to third-party content, MP shall supply to AOL any Content necessary for AOL to create the Decision Guide Affiliated Site. The Content requested by AOL may include, without limitation, Content related to used cars. The existing Decision Guide Affiliated Site will be hosted by AOL and will incorporate the Affiliated Site Look and Feel. The parties shall mutually agree upon any enhancements to be made to the Decision Guide Affiliated Site and the allocation of the cost of such enhancements, except that MP shall, as promptly as practicable, replace the pre-existing "new car" button on the Decision Guide Affiliated Site with a similar button saying "new car info" (or a substantially similar message), at MP's expense, to remain conceptually similar thereto during the Term. MP acknowledges that AOL may promote the Decision Guide Affiliated Site from areas of the AOL Network determined by AOL in its sole discretion. Subject to all the terms hereof (including without


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                  limitation, with respect to ownership and licensing), the Used
                  Car Decision Guide shall be available through the Decision Guide Affiliated Site. The Tool Bar shall appear at the top of each page of the Decision Guide Affiliated Site. AOL shall control all programming and applicable branding of such Tool Bar, and the size and general appearance of the Tool Bar is to be substantially in the form as shown on Exhibit J attached hereto (it being understood and agreed by the Parties that such Exhibit is for illustrative purposes only, and that the precise design and color is subject to modifications therefrom).

         2.12. LICENSE OF DECISION GUIDE. As part of this Agreement and subject to all of the terms and conditions contained herein, during the Initial Term hereof (but expressly not surviving thereafter, notwithstanding anything else to the contrary herein) AOL hereby grants to MP a non-exclusive, non-transferable, royalty-free license to use, advertise, market, promote, distribute and transmit (i) the Used Car Decision Guide for use only in connection with the Decision Guide Affiliated Site and (ii) the Decision Guides for use only in connection with MP's primary MP Interactive Site (but not in any event to be distributed separately from the primary MP Interactive Site nor integrated into any third party website), subject to being co-branded as displayed on Exhibit I hereto (e.g., with respect to prominence of the branding) (it being understood and agreed by the Parties that such Exhibit is for illustrative purposes only, and that the precise design and color is subject to modifications therefrom, and that such branding shall be AOL branding rather than the PersonaLogic branding displayed on such Exhibit, provided however that if and to the extent MP creates a version of an MP Interactive Site which is a co-branded or private labeled version over which a third party has significant approval rights or to the extent MP has a distribution agreement with a third party that is an AOL Competitor, then such Decision Guide co-branding as described on Exhibit I shall be PersonaLogic branded rather than AOL (substantially similar to as it as appears on such Exhibit I, with the message remaining as PersonalLogic), and MP shall request in good faith that such third party agree to promote AOL branding as described in this paragraph (but if, despite MP's efforts to include such AOL branding in place of PersonaLogic branding, MP is not able to promote AOL instead as described, then MP will not be deemed in breach of this paragraph) (the "Decision Guide License"), subject to the other terms of this Agreement. MP may not assign (except as provided in Section 24 of Exhibit G hereof) or sublicense the Decision Guide License. As between the Parties, AOL or its licensor owns all intellectual property rights and all right, title and interest in the Decision Guides, and shall own all modifications, alterations, additions, enhancements and improvements thereto ("Modifications") (including, without limitation, any Modifications made or proposed by MP thereto), subject to the limited license rights granted to MP set forth in this Section 2.12. MP shall have no right to make Modifications to the Decision Guides, and MP agrees not to reverse engineer or otherwise attempt discover the source code or operating logic of the Decision Guides; provided, however, that if MP shall for any reason make or cause to be made any Modification to the Decision Guides, it shall promptly disclose and assign to AOL all such Modifications. Notwithstanding the foregoing (but subject to Sections 6 and 7 of Exhibit F, attached hereto), MP shall retain all rights in the MP supplied Licensed Content (but not any AOL supplied Content, e.g., with respect to the Decision Guide Affiliated
                  Site), and the MP Look and Feel, that it incorporates or provides to AOL for incorporation into the Decision Guides, and AOL shall retain all rights in and to the AOL Look and Feel and the Decision Guides. MP agrees that it will not, at any time during or after the Term, (i) do anything which may adversely affect the validity or enforceability of any trademark, trade name, patent, copyright or trade secret related to the Decision Guides belonging to or licensed to AOL (including, without limitation, any act, or any assistance to act, which may infringe or lead to the infringement of any proprietary right in any AOL product or service related to the Decision Guides) or (ii) exercise, or attempt to exercise, any proprietary rights in any AOL products or services related to the Decision Guides. AOL represents and warrants to MP that during the Term and from and after the

                  Effective Date, the Decision Guides will not infringe or violate any U.S. patents, copyrights, trademarks, or (to the best of AOL's knowledge) trade secrets of any third party.

         2.13. MP INTERACTIVE SITE. The Parties hereby acknowledge that, with the exception of the obligations set forth in Sections 2.12, or 4.2.2 hereof, and Exhibit C hereto, none of the restrictions, requirements and/or obligations placed on the Affiliated MP Site will apply to the operation of any MP Interactive Site.


3. AOL EXCLUSIVITY OBLIGATIONS. During the Initial Term, provided that MP is in compliance with the terms of this Agreement, MP will (a) be the exclusive aggregator or provider of used car classified listings (the "MP Classified Services") in the used car area of the Classifieds Plus areas promoted by AOL within the AOL Three System (the "AOL Three Used Car Area") and (b) be the exclusive sponsor of the Used Car Decision Guide (the "Sponsorship", and together with the MP Classified Services, the "Exclusive Services") promoted by AOL within the AOL Three System (the "AOL Three Decision Guide Area", and together with the AOL Three Used Car Area, the "Exclusive Areas"); provided, however, that the Exclusive Services shall not include the provision or facilitation by MP of Auction Services.* Notwithstanding anything to the contrary in this Section 3 (and without limiting any actions which may be taken by AOL without violation of MP's rights hereunder), no provision of this Agreement will limit AOL's ability (on or off the AOL Network) to (i) undertake activities or perform duties pursuant to existing arrangements with third parties * or pursuant to any agreements to which AOL becomes a party subsequent to the Effective Date as a result of Change of Control, merger, acquisition or other similar transaction,
         (ii) sell Run of Service Advertising or Remnant Advertising anywhere on the AOL Three System to any third party; (iii) enter into an arrangement with any third party for the primary purpose of acquiring AOL Users whereby such party is allowed to promote or market products or services, but only to AOL Users that are acquired as a result of such agreement; or (iv) create contextual links (editorial links that are not for sale) or editorial commentary relating to any third party marketer of the Exclusive Services. Notwithstanding anything to the contrary herein, AOL may sell and provide targeted advertisements to automobile manufacturers on the Exclusive Areas.


4.       PAYMENTS.

         4.1. GUARANTEED PAYMENTS. MP will pay AOL a non-refundable guaranteed payment of Seventeen Million Dollars ($17,000,000) as follows:

                  (i) * Dollars (US *) payable upon execution of this Agreement; and

                  (ii) * Dollars (US *) payable in * (*) equal installments of * Dollars (US*) payable as follows:

                           *

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       *

         4.2.     SHARING OF AOL ADVERTISING REVENUES AND ADVERTISING REVENUES.

                  4.2.1 AOL Advertising Revenues. If at any time during the term of the Agreement (a) AOL Advertising Revenues exceed * Dollars (US$*), or (b) the number of AOL User visits to the Affiliated MP Site and the Decision Guide Affiliated Site (visits to the Decision Guide Affiliated Site to count towards this total only to the extent that they exceed the DGAS Sponsorship Impressions Commitment) exceeds * (*) (the "Term AOL Revenue Sharing Threshold"), then MP will pay AOL * percent (*%) of all AOL Advertising Revenues generated from the date on which the Term AOL Revenue Sharing Threshold is met through the remainder of the Term. If at any time during either the first twelve months of the Initial Term or the second twelve months of the Initial Term either (i) the amount of AOL Advertising Revenues generated exceeds * Dollars (US$*), or (ii) the number of AOL User visits to the Affiliated MP Site and the Decision Guide Affiliated Site (visits to the Decision Guide Affiliated Site to count towards this total only to the extent that they exceed the DGAS Sponsorship Impressions Commitment) exceeds * (*) (the "Annual AOL Revenue Sharing Threshold"), then MP will pay AOL * percent (*%) of all AOL Advertising Revenues generated from the date on which the Annual AOL Revenue Sharing Threshold is met through the remainder of the relevant twelve month period. MP will pay all of the foregoing amounts described in this
                  Section 4.2.1 on a quarterly basis within thirty (30) days following the end of the quarter in which the applicable AOL Advertising Revenues were generated.

                  4.2.2 Advertising Revenues. Advertising Revenues. If at any time during the term of the Agreement (a) Advertising Revenues exceed * Dollars (US$*), or (b) the number of AOL User visits to the Affiliated MP Site, the Decision Guide Affiliated Site (visits to the Decision Guide Affiliated Site to count towards this total only to the extent that they exceed the DGAS Sponsorship Impressions Commitment) and the MP Interactive Site exceeds * (*) (the "Term Revenue Sharing Threshold"), then MP will pay AOL * percent (*%) of all Advertising Revenues generated from the date on which the Term Revenue Sharing Threshold is met through the remainder of the Term. In the event that the Term Revenue Sharing Threshold is met, then MP shall cease to have any payment obligations under the Term AOL Revenue Sharing Threshold described Section 4.2.1. If at any time during either the first twelve months of the Initial Term or the second twelve months of the Initial Term either
                  (i) the amount of Advertising Revenues generated exceeds * Dollars (US$*), or (ii) the number of AOL User visits to the Affiliated MP Site, the Decision Guide Affiliated Site (visits to the Decision Guide Affiliated Site to count towards this total only to the extent that they exceed the DGAS Sponsorship Impressions Commitment) and the MP Interactive Site exceeds * (*) (the "Annual Revenue Sharing Threshold"), then MP will pay AOL * percent (*%) of all Advertising Revenues generated from the date on which the Annual Revenue Sharing Threshold is met through the remainder of the relevant twelve month period. In the event that the Annual Revenue Sharing Threshold is met, then MP shall cease to have any payment obligations under the Annual AOL Revenue Sharing Threshold described Section 4.2.1. MP will pay all of the foregoing amounts described in this
                  Section 4.2.2 on a quarterly basis within thirty (30) days following the end of the quarter in which the applicable Advertising Revenues were generated.

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         4.3. ALTERNATIVE REVENUE STREAMS. In the event MP or any of its affiliates (a) receives or desires to receive any compensation from any third party (including, without limitation, any MP Commerce Partner or any car dealer) in connection with the Affiliated MP Site or the Decision Guide Affiliated Site other than Advertising Revenues (e.g., compensation derived from offering fee-based clubs or Auction Services) (each such compensation, an "Alternative Revenue Stream"), MP will promptly inform AOL in writing, and the Parties will negotiate in good faith regarding whether MP will be allowed to market the products or services producing such Alternative Revenue Stream (collectively, the "Alternative Products or Services") through the Affiliated MP Site and/or the Decision Guide Affiliated Site, and if so, the equitable portion of revenues from such Alternative Revenue Stream (if applicable) that will be shared with AOL; provided that MP shall be permitted to offer MP-logo products (e.g., cups, hats, mugs) and to retain all revenues from such sales, any other provision of this Agreement notwithstanding (if and to the extent such revenues do not exceed 5% of all revenues generated through the Affiliated MP Site). If the Parties cannot agree, despite good faith discussions, to the exact terms and conditions regarding the marketing of any such Additional Products or Services, MP shall be prohibited from marketing such Additional Products or Services on the Affiliated MP Site and/or the Decision Guide Affiliated Site. For the avoidance of doubt, Alternative Revenue Stream shall not include the revenues generated by the sale of any product or service to car sellers (e.g., offering of website hosting) so long as (a) the price of such product or service is not quoted or priced on an impressions based model (e.g., based on traffic); and (b) the price of such product or service is not supported or justified to the customer by an explicit representation of the value of the incremental AOL traffic resulting from this Agreement or the collection of AOL User data; and (c) if and to the extent MP offers to any third party any mechanism to capture the value incremental traffic provides to the sale of such product or service, then AOL shall receive compensation for AOL traffic at least as favorable to AOL as to any such third party.

         4.4. LATE PAYMENTS; WIRED PAYMENTS. All amounts owed hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the prime rate in effect at such time. All payments required hereunder will be paid in immediately available, non-refundable U.S. funds wired to the "America Online" account, Account Number * at The Chase Manhattan Bank, 1 Chase Manhattan Plaza, New York, NY 10081 (ABA: *).

         4.5. AUDITING RIGHTS. During the Term of this Agreement and for twelve (12) months thereafter, MP will maintain complete, clear and accurate books and records relating to this Agreement in accordance with generally accepted accounting principles. During the Term of this Agreement and for twelve
                  (12) months thereafter, for the sole purpose of ensuring compliance with this Agreement and determining the accuracy of MP's reports, payments and revenues made or generated pursuant to this Agreement, AOL (or its representative) will have the right to conduct a reasonable and necessary inspection of portions of the books and records of MP which are relevant to MP's performance pursuant to this Agreement. Any such audit may be conducted during normal business hours and after twenty
                  (20) business days prior written notice to MP. AOL shall bear the expense of any audit conducted pursuant to this Section
                  4.5 unless such audit shows an error in AOL's favor amounting to a deficiency to AOL in excess of five percent (5%) of the actual amounts paid and/or payable to AOL hereunder, in which event MP shall bear the reasonable expenses of the audit. MP shall pay AOL the amount of any deficiency discovered by AOL within thirty (30) days after receipt of notice thereof from AOL.

         4.6. TAXES. MP will collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

         4.7.     REPORTS.

                  4.7.1. Sales Reports. MP will provide AOL in an automated manner with a monthly report in a mutually agreed-upon format, detailing the following activity in such period (and any other information mutually agreed upon by the Parties or reasonably required for measuring revenue activity by MP through the Affiliated MP Site): (i) the number of visits to the Affiliated MP Site, (ii) to the extent technically feasible, the number of referrals sent to dealers from the Affiliated MP Site, and (iii) a detailed description of Advertising Revenues collected by MP (and the expenses associated therewith). AOL will be entitled to use such information from such sales reports in its business operations, subject to the terms of this Agreement, and subject further to the following limitations: during the Term and for a two year period thereafter, such information shall not be released by AOL to any third party not an affiliate of AOL (except, in each case, for information released in the aggregate, without identifying MP or MP's customers individually, and without distinguishing MP's Promotions or Impressions from those of AOL's other partners on the same screens or pages, e.g., for promotional/marketing purposes when selling advertising to new commerce partners (general "success stories" of AOL channels or screens), and neither AOL nor any of its affiliates shall not use such sales reports information obtained from MP to compete with MP.

                  4.7.2. Usage Reports. AOL shall provide MP in an automated manner with third party-audited, standard monthly usage information related to the Promotions (e.g., a schedule of the Impressions delivered by AOL at such time and the number of visits to the Decision Guide Affiliated Site) which are similar in substance and form to the reports provided by AOL to other interactive marketing partners similar to MP. In addition, AOL shall provide MP with a monthly report, in a mutually agreed upon form, regarding the advertisements sold by AOL pursuant to Section 2.8. At a minimum, such reports will provide breakdown by impression, by advertiser, by month. All such information from AOL shall be Confidential Information, and used only be MP (and not disclosed to any third party or affiliate).

                  4.7.3.   Overhead Accounts. AOL shall provide MP with twelve
                           (12) overhead accounts, as further described in
                           Section 13 of Exhibit F.

5.       TERM; RENEWAL; TERMINATION.

         5.1. Term. Unless earlier terminated as set forth herein, the initial term of this Agreement will be twenty-six (26) months from the Effective Date (the "Initial Term").

         5.2. Renewal. Upon conclusion of the Initial Term, this Agreement may be renewed in accordance with one of the following two renewal term options (each a "Renewal Term" and together with the Initial Term, the "Term"): (i) the Parties may mutually agree to renew this Agreement for a two (2) year term, during which Renewal Term MP will be required to pay a guaranteed fixed payment for the Renewal Term and perform the cross-promotional obligations specified in Section 1 hereof, and AOL will be obligated to undertake fixed promotional/placement obligations or (ii) AOL may, at its option, elect to renew this Agreement for successive (1) year terms (not to exceed two (2) years in the aggregate) during which MP will not be required to pay any guaranteed, fixed payment or perform the cross-promotional obligations specified in Section 1, and AOL will not be required to undertake any fixed promotional/placement obligations. If the Parties elect to renew this Agreement pursuant to subsection (i) above, AOL and MP shall work together in good faith to mutually agree upon the exact fixed promotional/placement obligations for the Renewal Term and the corresponding guaranteed, fixed payment. In the event that the Parties cannot agree, despite good faith discussions, on the exact fixed promotional/placement obligations and the corresponding guaranteed, fixed payment on or before the first day of the Renewal Term, the Agreement shall renew pursuant to subsection (ii) above. If AOL elects to renew this Agreement pursuant to subsection (ii) above, (x) if such renewal is on an exclusive basis (as set forth in Section 3 hereof), MP shall pay AOL * percent (*%) of Advertising Revenues for the entire Renewal Term (i.e., there is no hurdle before revenue sharing begins) or (y) if the renewal is on a non-exclusive basis, then MP shall pay AOL the greater of (i) * percent (*%) of the Advertising Revenues generated during such period, or (ii) the greatest amount paid by MP to any other participant in an MP "affiliate program" (defined as any significant distribution partner of MP), or
                  (iii) the prevailing industry rates for similar distribution arrangements.

         5.3. Termination for Breach. Except as expressly provided elsewhere in this Agreement, either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that if MP fails to make any payment to AOL required hereunder, the cure period will be fifteen (15) days from the date on which the payment was required to be made. Notwithstanding the foregoing, in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than 30 days, either Party may terminate this Agreement if the breach remains uncured for an equal number of days after written notice thereof to the other Party.

         5.4. Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         5.5. Termination on Change of Control. In the event of (i) a Change of Control of MP resulting in control of MP by an Interactive Service or (ii) a Change of Control of AOL, AOL may terminate this Agreement by providing thirty (30) days prior written notice of such intent to terminate. In the event that the Parent Company shall, directly or indirectly acquire an AOL Competitor, AOL shall have the right to terminate this Agreement in accordance with this Section 5.5, provided that in the event of such termination, AOL shall provide a refund to MP in the manner set forth in Section 1.2.1 hereof.

6.       MANAGEMENT COMMITTEE/DISPUTE RESOLUTION.

         6.1. Management Committee. The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, claim, controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such time frame, the Dispute will be submitted to the Management Committee for resolution. For ten (10) days following submission of the Dispute to the Management Committee, the Management Committee

    * Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  will have the exclusive right to resolve such Dispute; provided further that the Management Committee will have the final and exclusive right to resolve Disputes arising from any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten-day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the Dispute will be subject to resolution through any legal means deemed appropriate by either Party, subject to the remainder of this Section 6. "Management Committee" will mean a committee made up of a senior executive from each of the Parties, each of whom is at least a Senior Vice President at his or her respective company, for the purpose of resolving Disputes under this Section 6 and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party will seek, nor will be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable amicably to resolve the Dispute as set forth in this Section 6 and then, only in compliance with the procedures set forth in this Section 6.

         6.2. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without reference to Delaware's choice of law rules.

         6.3. Consent to Jurisdiction; Waivers. Each of AOL and MP (i) irrevocably consents to the exclusive jurisdiction of any state or federal court located within the State of Delaware over any and all actions and claims arising under this Agreement, as well as any and all actions to enforce such claims or to recover damages or other relief in connection with such claims, (ii) waives personal service of any and all process upon it, (iii) consents that all such service of process shall be made by registered mail directed to AOL or MP (as the case may be) at the addresses set forth in the first paragraph of this Agreement, and that such service of process shall be deemed to have been completed three (3) business days after the same shall have been posted as aforesaid; and (iv) waives any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

         6.4. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

7. STANDARD TERMS. The Standard Online Commerce Terms & Conditions set forth on Exhibit F attached hereto and Standard Legal Terms & Conditions set forth on Exhibit G attached hereto are each hereby made a part of this Agreement.



                            [signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                        AUTOCONNECT, L.L.C.


By: /s/ David M. Colburn                    By:  /s/ Victor A. Perry, III
   --------------------------------             -------------------------------
Name   David M. Colburn                     Name:  Victor A. Perry, III
Title: Senior Vice President                Title: President/CEO
         of Business Affairs

                                    EXHIBIT A

                               PLACEMENT/PROMOTION



                                       *

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A. MP may elect to redistribute Promotions among Level 1, Level 2, and Level 3 in accordance with the following formulas: (a) a Level 1 Impression may be exchanged for two Level 2 Impressions or ten Level 3 Impressions, (b) a Level 2 Impression may be exchanged for one half of a Level 1 Impression or five Level 3 Impressions, (c) a Level 3 Impression may be exchanged for one tenth of a Level 1 Impression or one fifth of a Level 2 Impression. All redistribution of Promotions shall be subject to availability, as determined by AOL. Impressions may be exchanged in blocks of a minimum of 500,000 Impressions. Requests by MP to redistribute Impressions may be placed no more frequently than once per quarter. All redistributions and exchanges of Promotions or Impressions shall be permitted only for Promotions or Impressions (as the case may be) within the same AOL property (e.g., exchanges of Promotions in CompuServe may be made only for other Promotions within CompuServe).

B.       AOL shall deliver the Sponsorship Impressions Commitment.

C. During the Term, subject to the terms and conditions hereof, the Keyword for the Affiliated MP Site shall be "AutoConnect," or any successor brand under which MP markets its principal used car listings service.

                                    EXHIBIT B

                                   DEFINITIONS

The following definitions will apply to this Agreement:


ADDITIONAL MP CHANNEL. Any other distribution channel (e.g., an Interactive Service other than AOL) through which MP makes available an offering comparable in nature to the Affiliated MP Site.

ADVERTISEMENT SERVING FEES. Fees paid to a third party for serving online advertisements.

ADVERTISING REVENUES. The combination of AOL Advertising Revenues and Internet Advertising Revenues:

         AOL ADVERTISING REVENUES. Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by MP or its agents, as the case may be (provided, however, that no attempt shall be made to attribute value to any unsold advertising inventory used by MP to promote the features of the Affiliated MP Site or the Decision Guide Affiliated Site) arising from the license or sale of advertisements, promotions, links, listings or sponsorships ("Advertisements") that appear within any pages of the Affiliated MP Site or the Decision Guide Affiliated Site which may be exclusively available to AOL Users, less applicable Advertising Sales Commissions and Advertisement Serving Fees. AOL Advertising Revenues does not include amounts arising from Advertisements on any screens or forms preceding, framing or otherwise directly associated with the Affiliated MP Site, which will be sold exclusively by AOL.

         INTERNET ADVERTISING REVENUES. For each Advertisement on a page of any MP Interactive Site (including without limitation any pages including the Decision Guides) which is not exclusively available to AOL Users, the product of: (a) the amount collected plus the fair market value of any other compensation received (such as barter advertising) by MP or its agents (provided, however, that no attempt shall be made to attribute value to any unsold advertising inventory used by MP for "house" or barter advertisements from the Parent Company) arising from the license or sale of such Advertisement attributable to a given period of time less applicable Advertising Sales Commissions and Advertisement Serving Fees, and (b) the quotient of (i) Impressions on the page containing such Advertisement by AOL Users for such period of time divided by (ii) total Impressions on the page containing such Advertisement by all users for such period of time (the "Internet Advertising Quotient") (or such other percentage or formula as is mutually agreed upon in writing by the Parties). MP will be responsible for calculating the Internet Advertising Quotient related to Internet Advertising Revenues (the margin for error of such calculation not to exceed five percent (5%)); provided, however, that AOL provides MP with the technical assistance necessary for MP to determine the IP addresses of AOL Users to enable MP to calculate the Internet Advertising Revenues).

ADVERTISING SALES COMMISSION. (i) Actual amounts paid as commission (including, without limitation, any performance-based compensation) to any third party by either buyer or seller in connection with sale of the Advertisement or (ii) *% of the gross sales price, in the event the Party has sold the Advertisement directly and will not be deducting any third party commissions or fees.

AFFILIATED MP SITE. The specific area or web site to be promoted and distributed by AOL hereunder through which MP can market its Products and related Content.

AOL COMPETITOR. For purposes of Section 5.5 and Exhibit C only: *

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

* (or any division, subsidiary or affiliate thereof, which such division, subsidiary or affiliate is an Interactive Service).

AOL INTERACTIVE SITE. Any Interactive Site that is managed, maintained, owned or controlled by AOL or its agents.

AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Interactive Sites within the AOL Service or AOL.com.

AOL MEMBER. Any authorized user of the AOL Service, including any sub-accounts using the AOL Service under an authorized master account.

AOL NETWORK. (i) The AOL Service, (ii) AOL.com, (iii) CompuServe, and (iv) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates worldwide (and including those properties excluded from the definitions of the AOL Service or AOL.com). It is understood and agreed that the rights of MP relate only to the AOL Service, AOL.com, and CompuServe and not generally to the AOL Network.

AOL SERVICE. The standard narrow-band U.S. version of the America Online(R) brand service, specifically excluding (a) AOL.com or any other AOL Interactive Site, (b) the international versions of an America Online service (e.g., AOL Japan), (c) the CompuServe(R) brand service and any other CompuServe products or services (d) "ICQ(TM)," "AOL NetFind(TM)," "AOL Instant Messenger(TM)," "Digital City," "NetMail(TM)," "Electra", "Thrive", "Real Fans", "Love@AOL", "Entertainment Asylum," "Hometown AOL" or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online(R) brand service, (e) Netscape Netcenter(TM) and any other Netscape products or services, (f) any programming or Content area offered by or through the U.S. version of the America Online(R) brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online(R) brand service, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online service which is materially different from the standard narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content and services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL THREE SYSTEM.  The AOL Service, AOL.com and CompuServe.

AOL USER. Any user of the AOL Service, AOL.com, CompuServe or the AOL Network.

AOL.COM. AOL's primary Internet-based Interactive Site marketed under the "AOL.COM(TM)" brand, specifically excluding (a) the AOL Service, (b) any international versions of such site, (c) "ICQ," "AOL NetFind(TM)," "AOL Instant Messenger(TM)," "NetMail(TM)" or any similar independent product or service offered by or through such site or any other AOL Interactive Site, (d) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (e) any programming or Content area offered by or through the U.S. version of the America Online(R) brand service which was operated, maintained or controlled by the former AOL Studios division (e.g., Electra), (f) Netscape Netcenter(TM) and any other Netscape products or services, (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (h) any property, feature, product or service which AOL or its affiliates may

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

acquire subsequent to the Effective Date and (i) any other version of an America Online Interactive Site which is materially different from AOL's primary Internet-based Interactive Site marketed under the "AOL.COM(TM)" brand, by virtue of its branding, distribution, functionality, Content and services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AUCTION SERVICES. A format whereby (i) used cars or services (or groups thereof) ("Items") are sold or traded online, person to person, through (x) the bidding on such Items by one or more prospective buyers, or (y) the clearing of a price offered by one or more prospective sellers, and (ii) the price of such Items is determined by the price paid by the highest bidder or the lowest price offered by the seller; provided, however, that Classified Advertising shall not be deemed Auction Services.

CHANGE OF CONTROL. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CLASSIFIED ADVERTISING. Any person (or entity) to person sales format which involves only the posting of products to be purchased by an individual (whether for a flat price or "best offer"), where the hosting entity is not facilitating or promoting a bidding process, including, without limitation, classifieds and message board postings.

CLASSIFIED AUTO CATEGORY. Classified listings for used cars contained in the Classifieds Plus (or similar) area on the AOL Network.

CLASSIFIEDS PLUS. The Classified Plus area (or any successor area) which integrates all vertical categories of classified listings (e.g., real estate, employment, general merchandise) on the AOL Three System.

COMPUSERVE. The standard, narrow-band U.S. version of the CompuServe brand service, specifically excluding (a) any international versions of such service,
(b) any web-based service including "compuserve.com", "cserve.com" and "cs.com", or any similar product or service offered by or through the U.S. version of the CompuServe brand service, (c) Content areas owned, maintained or controlled by CompuServe affiliates or any similar "sub-service," (d) any programming or Content area offered by or through the U.S. version of the CompuServe brand service over which CompuServe does not exercise complete or substantially complete operational control (e.g., third-party Content areas), (e) Netscape Netcenter(TM) and any other Netscape products or services, (f) any yellow pages, white pages, classifieds or other search, directory or review services or Content and (g) any co-branded or private label branded version of the U.S. version of the CompuServe brand service, (h) any version of the U.S. version of the CompuServe brand service which offers Content, distribution, services and/or functionality materially different from the Content, distribution, services and/or functionality associated with the standard, narrow-band U.S. version of the CompuServe brand service, including, without limitation, any version of such service distributed through any platform or device other than a desktop personal computer and (i) any property, feature, product or service which CompuServe or its affiliates may acquire subsequent to the Effective Date.

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, AOL Users, AOL Purchasers and MP customers, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

CONTENT. Text, images, video, audio (including, without limitation, music used in synchronism or timed relation with visual displays) and other data, Products, advertisements, promotions, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

DECISION GUIDES.  The New Car Decision Guide and the Used Car Decision Guide.

DECISION GUIDE AFFILIATED SITE. An interactive area linked to directly from the AOL Network, created and maintained by AOL using AOL's proprietary technology that contains a customized version of the Used Car Decision Guide (or any successor area) (but shall not include the New Car Decision Guide) for AOL Users designed to assist such AOL Users in selecting a used automobile.

IMPRESSION. User exposure to the applicable Promotion, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

INTERACTIVE SERVICE. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service)and/or marketing a broad selection of products and/or services across numerous interactive commerce categories (e.g., an online mall or other leading online commerce site); and (iii) communications software capable of serving as the principal means through which a user creates, sends and receives electronic mail or real time online messages.

INTERACTIVE SITE. Any interactive site or area, including, by way of example and without limitation, (i) an MP site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's Active Desktop.

KEYWORD. The Keyword(TM) terms (i.e., "Keyword:") made available on the AOL Service for use by AOL Members.

LICENSED CONTENT. All Content offered through the Affiliated MP Site or the Decision Guides pursuant to this Agreement or otherwise provided by MP or its agents in connection herewith (e.g., offline or online promotional Content, Promotions, AOL "slideshows" , etc.), including in each case, any modifications, upgrades, updates, enhancements, and related documentation. Licensed Content shall not include Content offered through the Affiliated MP Site or the Decision Guide Affiliated Site that is provided by AOL or its agents.

MP COMMERCE PARTNER. Insurance providers, financing providers and other automobile product and service commerce dealers promoted by MP through the Affiliated MP Site, to the extent allowed under the terms of this Agreement.

MP COMPETITORS. * It is explicitly understood that automobile manufacturers shall not be deemed MP Competitors.

MP INTERACTIVE SITE. Any Interactive Site (other than the Affiliated MP Site or the Decision Guide Affiliated Site) which is managed, maintained, owned or controlled by MP or its agents.

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MP LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with MP Interactive Sites.

NEW CAR DECISION GUIDE. AOL's proprietary decision guide software, powered by Personal Logic, which shall assist users in selecting a new automobile.

PARENT COMPANY. Cox Enterprises, Inc. ("CEI"), or any entity in which, as of the Effective Date hereof, CEI or any successor to CEI directly or indirectly owns any significant equity interest (excluding passive investment interests (e.g., via mutual funds or similar investments).

PRODUCT. Any product, good or service which MP or any MP Commerce Partner offers, sells, provides, distributes or licenses to AOL Users directly or indirectly through (i) the Affiliated MP Site (including through any Interactive Site linked thereto), (ii) the Decision Guides, (iii) any other electronic means directed at AOL Users (e.g., e-mail offers), or (iv) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Affiliated MP Site requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder).

REMNANT ADVERTISING. Unsold advertising inventory on the AOL Three System that is sold on an untargeted basis at a substantial discount.

RUN OF SERVICE ADVERTISING. Untargeted advertising that runs on a rotation basis throughout the AOL Three System.

SPONSORSHIP IMPRESSIONS COMMITMENT. The Classifieds Plus Sponsorship Impressions Commitment and the DGAS Sponsorship Impressions Commitment, each as defined in
Section 1.2.1 hereof .

TOOL BAR.  As defined in Section 2.2 hereof.

USED CAR DECISION GUIDE. AOL's proprietary decision guide software, powered by Personal Logic, which shall assist users in selecting a used automobile.

                                    EXHIBIT C

MP CROSS-PROMOTION

A. Except as specified below, within each MP Interactive Site, MP shall include the following (collectively, the "AOL Promos"): either (i) a prominent promotional banner or button (either 90 x 30 pixels or 70 x 70 pixels in size) appearing on the first screen of the MP Interactive Site (the placement of which shall be at MP's discretion, provided that MP shall consult with AOL regarding the placement of such promotional banner or button) to promote such AOL products or services as AOL may designate (for example, the America Online(TM) brand service, the CompuServe(TM) brand service, the AOL.com(TM) site, or the AOL Instant Messenger(TM) service); or (ii) a prominent "Try AOL" feature (either 90 x 30 pixels or 70 x 70 pixels in size) appearing on the first screen of the MP Interactive Site (the placement of which shall be at MP's discretion, provided that MP shall consult with AOL regarding the placement of such promotional feature) through which users can obtain promotional information about AOL products or services designated by AOL and, at AOL's option, download or order the then-current version of client software for such AOL products or services; provided, however, that no such MP Interactive Site shall be required to contain the AOL Promos described in (i) or (ii) above if such AOL Promos promote any Digital City product or service. To the extent technically practicable, AOL will serve the AOL Promos to the MP Interactive Site from an ad server controlled by AOL or its agent, and MP shall take all reasonable operational steps necessary to facilitate such ad serving arrangement including, without limitation, inserting HTML code designated by AOL on the pages of the MP Interactive Site on which the AOL Promos will appear; provided, that if AOL it is not technically practicable for AOL to serve such AOL Promos to the MP Interactive Site, AOL will provide the creative content to be used in the AOL Promos (including designation of links) and MP shall post (or update, as the case may be) the creative content supplied by AOL within the spaces for the AOL Promos within five days of its receipt of such content from AOL. In addition, if it is not technically practicable for AOL to serve the AOL Promos to the MP Interactive Site and without limiting any other reporting obligations of the Parties contained herein, MP shall provide AOL with monthly written reports regarding the AOL Promos in a format mutually agreed upon by the parties. In addition, MP shall include the Keyword granted to MP hereunder on the first page of each MP Interactive Site, below the AOL Promos referenced in clauses (i) and
         (ii) above. To the extent MP creates a version of an MP Interactive Site which is a co-branded or private labeled version over which a third party has significant approval rights or to the extent MP has a distribution agreement with a third party that is an AOL Competitor, MP will request that such third party agree to promote AOL as described in this paragraph (but if, despite MP's efforts, MP is not able to promote AOL as described, MP will not be deemed in breach of this paragraph). AOL agrees to credit MP with an acquisition fee (an "Subscriber Acquisition Fee") of * dollars ($*) for each subscriber who registers with the AOL service based on the promotions described in this Exhibit C, provided that such registrant remains an AOL user account for at least ninety (90) days following such registration (collectively, a "Paying Subscriber"). AOL shall provide MP with quarterly reports (within thirty (30) days following the end of each quarter during the Term) of the number of Paying Subscribers resulting in such quarter, and the relevant Subscriber Acquisition Fees for each such quarter shall be credited to MP within ten (10) days of the delivery of such quarterly report.

B. In MP's print and "out of home" (e.g., buses and billboards) advertisements and in any print and "out of home" publications, programs, features or other forms of media over which MP exercises at least partial editorial control (collectively, the "Out of Home Advertisements"), MP's listing of the navigational reference (e.g., "URL") for any MP Interactive Site will be accompanied by an equally prominent listing of the "Keyword" term (e.g., "AOL Keyword:
         AutoConnect") on AOL for the Affiliated MP Site. To the extent that MP makes any reference to any MP Interactive Site (other than the Interactive Sites belonging to the Parent Company (and not directly to MP)), MP will ensure that AOL is more prominently promoted on any such Out of Home Ads than any such other Interactive Service.

* Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C. In MP's television and radio advertisements and in any television or radio publications, programs, features or other forms of media over which MP exercises at least partial editorial control (collectively, the "TV and Radio Advertisements"), MP will consider including specific references or mentions (verbally where possible) of the availability of the Affiliated MP Site through the AOL Network; provided, that MP shall include such references or mentions in at least * percent (*%) of such TV and Radio Advertisements. Without limiting the generality of the foregoing, MP will use commercially reasonable efforts to ensure that MP's listing of the "URL" for any MP Interactive Site will be accompanied by an equally prominent listing of the "Keyword" term on AOL for the Affiliated MP Site.

 * Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D

                    DESCRIPTION OF PRODUCTS AND OTHER CONTENT

MP PROVIDES INFORMATION AND SERVICES TO ASSIST THE CONSUMER IN THE PROCESS OF SHOPPING FOR, PURCHASING , AND OWNING A USED CAR. FEATURES OF THE SERVICE CURRENTLY (OR WILL SHORTLY) INCLUDE (IN EACH CASE, ONLY IF AND TO THE EXTENT RELATED TO AUTOMOBILES):

-        CAR LISTINGS
-        CAR RATINGS, REVIEWS, AND SPECS
-        CAR PRICE INFORMATION (E.G. KELLEY BLUE BOOK)
-        DECISION GUIDES
-        INSURANCE AND WARRANTY REFERRALS, QUOTES, AND ARTICLES
-        FINANCING RATES (E.G. FROM BANK RATE MONITOR), QUOTES, LOANS
-        LOAN AND LEASE CALCULATORS
-        CONSUMER CREDIT REPORTS
-        VEHICLE HISTORY REPORTS
-        CAR DEALER DIRECTORY
-        LOCATION MAPPING SERVICE
-        TIPS FOR BUYING AND SELLING CARS
-        CAR OWNERSHIP MAINTENANCE REMINDER

                                    EXHIBIT E

                                   OPERATIONS


1. General. The Affiliated MP Site (including the Products and other Content contained therein) will be in the top three (3) in the online used car listing industry, as determined by each of the following methods: (a) based on a cross-section of third-party reviewers who are recognized authorities in such industry and (b) with respect to all material quality averages or standards in such industry, including each of the following: (i) breadth and depth of Content offered, (ii) scope and selection of Products, (iii) customer service and (v) ease of use. In addition, the Affiliated MP Site will, with respect to each of the measures listed above, be competitive in all respects with the used car offerings of any MP Competitors.

2. Affiliated MP Site Infrastructure. MP will be responsible for all communications, hosting and connectivity costs and expenses associated with the Affiliated MP Site. MP will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the Affiliated MP Site from the AOL Network. MP will design and implement its connection to the network between the AOL Service and Affiliated MP Site such that (i) no single component failure will have a materially adverse impact on AOL Users seeking to reach the Affiliated MP Site from the AOL Network and (ii) no single line will run at more than 70% average utilization for a 5-minute peak in a daily period. In this regard, MP will provide AOL, upon request, with a detailed network diagram regarding the network infrastructure supporting the Affiliated MP Site. In the event that MP elects to create a custom version of the Affiliated MP Site in order to comply with the terms of this Agreement, MP will bear responsibility for all aspects of the implementation, management and cost of such customized site.

3. Optimization; Speed. MP will use commercially reasonable efforts to ensure that: (a) the functionality and features within the Affiliated MP Site are optimized for the client software then in use by AOL Members; and (b) the Affiliated MP Site is designed and populated in a manner that minimizes delays when AOL Users attempt to access such site. In order to assist MP in satisfying the requirements of this Section 3, AOL shall provide information as may be reasonably necessary to implement the functionality of the Affiliated MP Site. At a minimum, MP will ensure that the Affiliated MP Site's data transfers initiate within fewer than fifteen (15) seconds from receipt of the user query on average. Prior to commercial launch of any material promotions described herein, MP will permit AOL to conduct performance and load testing of the Affiliated MP Site (in person or through remote communications), with such commercial launch not to commence until such time as AOL is reasonably satisfied with the results of any such testing.

4. User Interface. MP will maintain a graphical user interface within the Affiliated MP Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Promotions and to assess compliance with respect to MP's compliance with the preceding sentence.

5. Technical Problems. MP agrees to use commercially reasonable efforts to address material technical problems (over which MP exercises control) affecting use by AOL Users of the Affiliated MP Site (a "MP Technical Problem") promptly following notice thereof. In the event that MP is unable to promptly resolve a MP Technical Problem following notice thereof from AOL (including, without limitation, infrastructure deficiencies producing user delays), AOL will have the right to regulate the promotions it provides to MP hereunder until such time as MP corrects the MP Technical Problem at issue.

6. Monitoring. MP will ensure that the performance and availability of the Affiliated MP Site is monitored on a continuous basis. MP will provide AOL with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for MP's principal business and technical representatives, for use in cases when issues or problems arise with respect to the Affiliated MP Site.


7. Telecommunications. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a 5-minute peak in a daily period.

8.       Technical Performance.

         i. MP will design the Affiliated MP Site to support the AOL-client embedded versions of the Microsoft Internet Explorer 3.0 and 4.0 browsers (Windows and Macintosh), the Macintosh version of the Microsoft Internet Explorer 3.0, and make commercially reasonable efforts to support all other AOL browsers listed at: "http://webmaster.info.aol.com/BrowTable. html."

         ii. To the extent MP creates customized pages on the Affiliated MP Site for AOL Users, MP will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at:
                  "http://webmaster. info.aol.com/Brow2Text.html."

         iii. MP will periodically review the technical information made available by AOL at http://webmaster.info.aol.com.

         iv. MP will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 and to adhere to AOL's parameters for refreshing cached information listed at http://webmaster.info.aol.com.

         v. Prior to releasing material, new functionality or features through the Affiliated MP Site ("New Functionality"), MP will use commercially reasonable efforts to either (i) test the New Functionality to confirm its compatibility with AOL Service client software or (ii) provide AOL with written notice of the New Functionality so that AOL can perform tests of the New Functionality to confirm its compatibility with the AOL Service client software.

9. AOL Internet Services MP Support. AOL will provide MP with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners. AOL support will not, in any case, be involved with content creation on behalf of MP or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any MP area other than the Affiliated MP Site. Support to be provided by AOL is contingent on MP providing to AOL demo account information (where applicable), a detailed description of the Affiliated MP Site's software, hardware and network architecture and access to the Affiliated MP Site for purposes of such performance and load testing as AOL elects to conduct.

                                    EXHIBIT F

                   STANDARD ONLINE COMMERCE TERMS & CONDITIONS

1. AOL Network Distribution. MP will not authorize or permit any third party to distribute or promote the Products or any MP Interactive Site through the AOL Network absent AOL's prior written approval. The Promotions and any other promotions or advertisements purchased from or provided by AOL will link only to the Affiliated MP Site, will be used by MP solely for its own benefit and will not be resold, traded, exchanged, bartered, brokered or otherwise offered to any third party.

2. Provision of Other Content. In the event that AOL notifies MP that (i) as reasonably determined by AOL, any Content within the Affiliated MP Site violates AOL's then-standard Terms of Service (as set forth on the America Online(R) brand service at Keyword term "TOS"), the terms of this Agreement or any other standard, written AOL policy or (ii) AOL reasonably objects to the inclusion of any Content within the Affiliated MP Site (other than any specific items of Content which may be expressly identified in this Agreement), then MP will take commercially reasonable steps to block access by AOL Users to such Content using MP's then-available technology. In the event that MP cannot, through its commercially reasonable efforts, block access by AOL Users to the Content in question, then MP will provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. MP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

3. Contests. MP will take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Affiliated MP Site (a "Contest") complies with all applicable federal, state and local laws and regulations.

4. Navigation. Subject to the prior consent of MP, which consent will not be unreasonably withheld, AOL will be entitled to establish navigational icons, links and pointers connecting the Affiliated MP Site (or portions thereof) with other content areas on the AOL Network (with the exception of DCI). Additionally, in cases where an AOL User performs a search for MP through any search or navigational tool or mechanism that is accessible or available through the AOL Network (e.g., Promotions, Keyword, or any other similar promotions or navigational tools), AOL shall have the right to direct such AOL User to the Affiliated MP Site.

5. Disclaimers. Upon AOL's request, MP agrees to include within the Affiliated MP Site a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between MP and AOL Users purchasing Products from MP.

6. AOL Look and Feel. MP acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network, and to the Tool Bar, subject to MP's ownership rights in any MP trademarks or copyrighted material within the Affiliated MP Site or the Decision Guide Affiliated Site.

7. MP Look and Feel. AOL acknowledges and agrees that MP will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with the MP Interactive Sites or the Affiliated MP Site, subject to AOL's ownership rights in any AOL trademarks or copyrighted material of AOL included within the Affiliated MP Site or the Decision Guide Affiliated Site, and subject to AOL's ownership rights in the Tool Bar and any AOL trademarks or copyrighted material of AOL included therein.

8. Management of the Affiliated MP Site and the Decision Guide Affiliated Site. MP will manage, review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated MP Site, and any Content MP is responsible for supplying to AOL hereunder for the Decision Guide Affiliated Site, in a timely and professional manner and in accordance with the terms of this Agreement. MP will take commercially reasonable efforts to ensure that the Affiliated MP Site is current, accurate and well-organized at all times. MP warrants that the Products and other Licensed Content that MP places on the Affiliated MP Site, or the Decision Guide Affiliated Site: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service; and (iii) will not violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. MP also warrants that a reasonable basis exists for all Product performance or comparison claims appearing on the Affiliated MP Site. MP shall not in any manner, including, without limitation in any Promotion, the Licensed Content or the Materials state or imply that AOL recommends or endorses MP or MP's services (e.g., no statements that MP is an "official" or "preferred" provider of products or services for AOL); provided, however, that MP shall be permitted to make statements that it is the exclusive provider of the Exclusive Service on the AOL Three System, subject to the terms of this Agreement. AOL will have no obligations with respect to the Products available on or through the Affiliated MP Site, including, but not limited to, any duty to review or monitor any such Products.

9. AOL Management. AOL will make commercially reasonable efforts to manage, review, delete, edit, create, update and otherwise manage the Decision Guide Affiliated Site, in a timely and professional manner and in accordance with the terms of this Agreement. AOL also will make commercially reasonable efforts to ensure that the Decision Guide Affiliated Site is current, accurate and well-organized at all times. AOL warrants that any Content that it contributes to the Affiliated MP Site or to the Decision Guide Affiliated Site: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service; and (iii) will not violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. AOL also warrants that a reasonable basis exists for all Product performance or comparison claims that it may place on the Decision Guide Affiliated Site or sections of the AOL Three System that link to the Affiliated MP Site.

10. Duty to Inform. MP will promptly inform AOL of any information related to the Affiliated MP Site which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party. AOL will promptly inform MP of any information (of which it has actual knowledge) that is related to the Decision Guide Affiliated Site or to the AOL Three System which could reasonably lead to a claim, demand or liability against or of MP and/or its affiliates by any third party.

11. Customer Service. MP will bear full responsibility for all customer service related to the Affiliated MP Site, and AOL will have no obligations whatsoever with respect thereto. MP will receive all emails from Customers via a computer available to MP's customer service staff and will make commercially reasonable efforts to respond to such emails within one business day of receipt. MP will comply with the requirements of any federal, state or local consumer protection or disclosure law.

12. Production Work. In the event that MP requests AOL's production assistance in connection with (i) ongoing programming and maintenance related to the Affiliated MP Site, (ii) a redesign of or addition to the Affiliated MP Site (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or
(iv) any other type of production work, MP will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL will notify MP of (i) AOL's availability to perform the requested production work,
(ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of the agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent MP elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's standards & practices (as provided on the America Online brand service at Keyword term "styleguide"). The specific production resources which AOL allocates to any production work to be performed on behalf of MP will be as determined by AOL in its sole discretion; provided, however, that in the case of the Decision Guide Affiliated Site, the Parties shall mutually agree on the production resources to be allocated to any production work thereon.

13. Overhead Accounts. To the extent AOL has granted MP any overhead accounts on the AOL Service, MP will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to MP, but MP will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

14. Navigation Tools. Any Keyword to be directed to the Affiliated MP Site shall be (i) subject to availability for use by MP and (ii) limited to the combination of the Keyword(TM) search modifier combined with a bona fide or registered trademark of MP. AOL reserves the right to revoke at any time MP's use of any Keyword which do not incorporate bona fide or registered trademarks of MP. MP acknowledges that its utilization of a Keyword will not create in it, nor will it represent it has, any right, title or interest in or to such Keyword, other than the right, title and interest MP holds in MP's bona fide or registered trademark independent of the Keyword. Without limiting the generality of the foregoing, MP will not: (a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword (unless such Keyword is also a bona fide trademark of MP); or (b) use the Keyword, except for the purposes expressly required or permitted under this Agreement. To the extent AOL allows AOL Users to "bookmark" the URL or other locator (e.g., in "Favorite Places") for the Affiliated MP Site, such bookmarks will be subject to AOL's control at all times. Upon the termination of this Agreement, MP's rights to any Keyword and bookmarking will terminate.

                                    EXHIBIT G

                        STANDARD LEGAL TERMS & CONDITIONS

1. Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Affiliated MP Site and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that either Party's use of screen shots of the Affiliated MP Site for promotional purposes will not require the approval of the other Party so long as America Online(R) is clearly identified as the source of such screen shots and AutoConnect(R) is clearly identified as the creator of the site pictured in the screen shot (if applicable); and provided further, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference to the existence of a business relationship between the Parties will not require the approval of the other Party. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Affiliated MP Site and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide reasonable prior written notice of such disclosure to the other Party.

2. License. MP hereby grants AOL a non-exclusive worldwide license to market, distribute, reproduce, display, perform and promote the Licensed Content through the Affiliated MP Site or the Decision Guide Affiliated Site in accordance with the terms of this Agreement. In addition, AOL Users will have the right to access and use the Affiliated MP Site and the Decision Guide Affiliated Site.

3. Trademark License. In designing and implementing the Materials and subject to the other provisions contained herein, MP will be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online(R)" brand service, "AOL(TM)" service/software and AOL's triangle logo, AOL.com, CompuServe and Decision Guide; and AOL and its affiliates will be entitled to use the trade names, trademarks, and service marks of MP (e.g., "AutoConnect(R)") for which MP holds all rights necessary for use in connection with this Agreement (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

4. Ownership of Trademarks. Each Party acknowledges the ownership right of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

5. Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any applicable government approvals pertaining to use of the other Party's marks. Should either Party find objectionable any use of its Marks by the other Party, such Party shall have the right to revoke, with respect to the objectionable use, the rights granted to the other Party under this Agreement to use the any such Marks, and the other Party shall immediately cease using such Marks in the manner found objectionable by the Party owning such Marks.

6. Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings. The costs and expenses involved in any such infringement proceedings shall be the responsibility of the party bringing the proceeding.

7. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. MP hereby represents and warrants that it possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to provide the Exclusive Service.

8. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of two (2) years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide reasonable prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

9.       Limitation of Liability; Disclaimer; Indemnification.

         (A) LIABILITY. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED MP SITE, THE DECISION GUIDES, THE DECISION GUIDE AFFILIATED SITE OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 9(C). EXCEPT AS PROVIDED IN SECTION 9(C),
(I) LIABILITY ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES, AND (II) THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNT OF ALL PAYMENTS MADE UNDER THIS AGREEMENT IN THE YEAR IN WHICH THE EVENT GIVING RISE TO LIABILITY OCCURS; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO THE AGREEMENT.

         (B) NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM, THE DECISION GUIDES, THE DECISION GUIDE AFFILIATED SITE OR THE AFFILIATED MP SITE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AFFILIATED MP SITE.

         (c) Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement.

10. Claims. If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party will give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice will (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten
(10) day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action, all Liabilities and any amount paid by the Indemnified Party in compromise of the Action to be paid by the Indemnifying Party. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

11. Acknowledgment. AOL and MP each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 11 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

12. Solicitation of AOL Users. During the term of the Agreement and for a two year period thereafter, MP will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Users on behalf of another Interactive Service. More generally, MP will not send unsolicited, commercial e-mail (i.e., "spam") through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User to whom commercial e-mail is being sent has voluntarily either (i) engaged in a transaction with MP or (ii) provided information to MP through a contest, registration, or other communication, which included clear notice to the AOL User that the information provided could result in commercial e-mail being sent to that AOL User by MP or its agents. Any commercial e-mail communications to AOL Users which are otherwise permitted hereunder, will (a) include a prominent and easy means to "opt-out" of receiving any future commercial e-mail communications from MP, and
(b) shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

13. AOL User Communications. To the extent that MP is permitted to communicate with AOL Users under Section 15 of this Exhibit G, in any such communications (on or off the Affiliated MP Site (including without limitation, by e-mail)) (A) to specific AOL Users based on contact or other information obtained by MP as a direct or indirect result of this Agreement, or (B) targeted specifically to AOL Users as a group, MP will not encourage AOL Users to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (i) using an Interactive Site other than the Affiliated MP Site for the purchase of Products or provision of Services (except for any links to the MP Commerce Partners within the Affiliated MP Site, if and to the extent permitted by this Agreement), (ii) using Content other than the Licensed Content; (iii) bookmarking of Interactive Sites; or (iv) changing the default home page on the AOL browser. Additionally, with respect to such AOL User communications, in the event that MP encourages an AOL User to purchase products through such communications, MP shall ensure that (a) the AOL Network is promoted as the primary means through which the AOL User can access the Affiliated MP Site and (b) any link to the Affiliated MP Site will link to a page which indicates to the AOL User that such user is in a site which is affiliated with the AOL Network.

14. Collection and use of User Information. MP shall ensure that its collection, use and disclosure of information obtained from AOL Users obtained as a direct or indirect result of this Agreement ("User Information") complies with (i) all applicable laws and regulations and (ii) in the case of the Affiliated MP Site, MP's standard privacy policies so long as such policies are prominently published on the site and provide adequate notice, disclosure and choice to users regarding MP's collection, use and disclosure of user information. MP will not disclose User Information collected hereunder to any third party in a manner that identifies AOL Users as end users of an AOL product or service or use AOL User Information collected under this Agreement to market another Interactive Service; provided that MP may advise car dealers which are strategic partners of MP (but not any individuals) of other Internet access methods that are compatible with the Parent Company's Manheim Online service. AOL expressly acknowledges and agrees that this Section 14 shall not require any other MP Interactive Site to comply with such AOL privacy policies.

15. Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

16. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or employee of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

17. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail (to screenname "AOLNotice@AOL.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (phone no. 703-265-1000, fax no. 703-265-1206) and the Deputy General Counsel (phone no. 703-265-1000, fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of MP, such notice will be provided to Andrew Drake (phone no. 404-843-7423, fax no. 404-843-7412, email address andrew.drake@autoconnect.com) at the address for MP set forth in the first paragraph of this Agreement, with a copy to Jonathan Hart, Esq. (phone no. 202-776-2000, fax no. 202-776-2222, email address: jhart@dlalaw.com) at Dow, Lohnes & Albertson, P.L.L.C., 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036.



18. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

19. Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.


20. Survival. Sections 1.1 (only with respect to the make-good provisions therein, and then, only until such make-good is completed), 1.2.1 (only with respect to the make-good provisions therein, and then, only until such make-good is completed), 1.2.2 (only with respect to the make-good provisions therein, and then, only until such make-good is completed), 2.12 (except as set forth therein with respect to the termination of the Decision Guide License), 4.4, 4.6, 6.1, 6.2, 6.3 and 6.4 of the body of the Agreement, Sections 6 and 7 of Exhibit F, and Sections 4 through 12, 14 through 22, 25, 26, 27, 29 and 30 of this Exhibit G, will survive the completion, expiration, termination or cancellation of this Agreement.

21. Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein (including without limitation that certain Development, License and Hosting Agreement (For Used Cars), by and between PersonaLogic, Inc., and MP, and as amended by that certain Addendum thereto, except that if and to the extent MP has, as of the Effective Date hereof, any then due and payable payments thereunder, such accrued obligations shall survive). Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

22. Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by at least a Senior Vice President.

23. Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

24. Assignment. MP will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, MP may assign this Agreement without obtaining AOL's consent (i) to any entity that succeeds to MP's interests by merger, consolidation or similar transaction or otherwise by operation of law, or (ii) to any entity that acquires all or substantially all of the assets or equity interests in MP, in each case subject to Section 5.5 of the main body of this Agreement. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

25. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

26. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, MP will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by MP to AOL.

27. Applicable Law. Except as otherwise expressly provided herein, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware except for its conflicts of laws principles.

28. Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

29. Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

30. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document

                                    EXHIBIT H

                    DECISION GUIDE AFFILIATED SITE SCREENSHOT
                           (WITH CO-BRANDING THEREOF)

                                 [SEE ATTACHED]

                                 [SCREEN SHOT]

                                    EXHIBIT I

               POWERED BY BRANDING SCREENSHOT FOR DECISION GUIDES


                                 [SEE ATTACHED]

                                 [SCREEN SHOT]

                                    EXHIBIT J

                              TOOL BAR SCREEN SHOT
                           (WITH CO-BRANDING THEREOF)


                                 [SEE ATTACHED]

                                 [SCREEN SHOT]

                                    EXHIBIT K

                           AFFILIATED SITE SCREENSHOT
                           (WITH CO-BRANDING THEREOF)

                                 [SEE ATTACHED]

                                 [SCREEN SHOT]



                                       41